UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 17, 2016

Horizon Global Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-37427	47-3574483
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (IRS Employer
of incorporation)	File Number)	Identification No.)

2600 West Big Beaver Road, Suite 555, Troy, Michigan _____________________		48084 ___________ (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(248) 593-8820 _____________________

Not Applicable
________________________________________
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 17, 2016, the stockholders of Horizon Global Corporation (the “Corporation”), upon the recommendation of the Corporation’s Board of Directors, approved the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan (the “Equity Plan”) at the Corporation’s 2016 Annual Meeting of Stockholders (“Annual Meeting”).
The Equity Plan became effective upon such stockholder approval. Following such approval and effectiveness, the Corporation will cease to issue awards under the Horizon Global Corporation 2015 Equity and Incentive Compensation Plan. The Equity Plan, among other things, authorizes 2,000,000 shares of the Corporation’s common stock, $0.01 par value per share (“Common Stock”), plus any shares of Common Stock that become available under the Equity Plan as a result of forfeiture, cancellation, expiration, or cash settlement of awards, for issuance thereunder in the form of stock options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other awards that may be denominated or payable in, based on or related to shares of Common Stock.
The Equity Plan allows for the grant of qualified performance-based awards that may be able to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code. The performance measures for such awards are to be based on one or more of the following management objectives:

▪
Profits (e.g., gross profit, EBITDA, operating income, EBIT, EBT, net income, net sales, cost of sales, earnings per share, residual or economic earnings, inventory turnover, operating profit, economic profit - these profitability metrics could be measured before certain specified special items and/or subject to GAAP definition);

▪
Cash Flow (e.g., free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, net cash provided by operating activities, net increase (or decrease) in cash and cash equivalents, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

▪	Returns (e.g., profits or cash flow returns on: assets, invested capital, net capital employed, and equity);

▪	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

▪	Profit Margins (e.g., profits divided by revenues, gross margins and material margins divided by revenues);

▪	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

▪
Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, market capitalization, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

▪
Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, market share, geographic business expansion goals, cost targets, selling, general and administrative expenses, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, productivity, economic value added (or another measure of profitability that considers the cost of capital employed), product quality, sales of new products, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

The description of the Equity Plan contained herein is qualified in its entirety by reference to the complete terms and conditions of the Equity Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.07.     Submission of Matters to a Vote of Security Holders.
The Corporation held its 2016 Annual Meeting of Stockholders on May 17, 2016.
There were a total of 18,157,649 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and there were 16,838,843 shares of Common Stock represented in person or by proxy at the Annual Meeting, which constituted a quorum to conduct business at the Annual Meeting.
The items voted upon at the Annual Meeting and the results of the vote on each proposal were as follows:
Proposal 1.  Election of directors for a three-year term:

	FOR	WITHHELD	BROKER NON-VOTES
A. Mark Zeffiro	14,230,999	738,619	1,869,225
Richard D. Siebert	14,237,144	732,474	1,869,225

Proposal 2.  To approve the Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
12,825,762	2,142,608	1,248	1,869,225

Proposal 3.  To ratify the appointment of Deloitte & Touche LLP as the Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2016:

FOR	AGAINST	ABSTAIN
16,831,303	6,750	790

Based on the votes set forth above, at the Annual Meeting: each of the director nominees were elected as directors; the Equity Plan was approved; and the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2016 was ratified by the stockholders of the Corporation.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

Exhibit
Number               Description

10.1         Horizon Global Corporation Amended and Restated 2015 Equity and Incentive Compensation Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON GLOBAL CORPORATION

Date:	May 23, 2016	By:	/s/ Jay Goldbaum
		Name:	Jay Goldbaum
		Title:	Legal Director and Corporate Secretary